UNITED STATES
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Insured Municipal Income Fund Inc.
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Insured Municipal Income Fund Inc. Presentation to Institutional Shareholder Services

1  Table of Contents SECTION 1 UBS Global AM Overview 2 SECTION 2 Municipal Fixed Income 6 SECTION 3 Insured Municipal Income Fund 11 SECTION 4 Activist Shareholder 23 SECTION 5 Municipal Team (Other members) 28

SECTION 1 UBS Global AM Overview

3  At a glance (USD) • Total invested assets: USD 770 billion¹ • Balanced business: – Institutional assets: USD 448 billion¹ – Wholesale assets: USD 322 billion¹ • Over 3,900 employees located in 25 countries¹ • Investments cover traditional, alternative and real estate asset classes • Providing a diverse range of advisory and investment solutions worldwide • UBS Global Asset Management (Americas) Inc., the advisor to Insured Municipal Income Fund Inc., had approximately $167 billion in assets under management as of March 31, 2008 Innovative investment capabilities and services Note: Assets represented are totals for the UBS Global Asset Management Business Group worldwide Source: UBS Global Asset Management 1 As at 31 March 2008

4  Invested assets by asset class (USD) USD 770 billion of invested assets as at 31 March 2008 Note: Assets represented are totals for the UBS Global Asset Management Business Group worldwide Source: UBS Global Asset Management 1 Alternative includes Alternative and Quantitative Investments, Global Real Estate, Infrastructure and Private Markets 2 Multi asset includes asset allocation, currency and risk management Multi asset² 25% Equities 26% Alternative¹ 15% Money Market 15% Fixed Income 19%

5  Invested assets by region (USD) 54% 34% 12% Note: Assets represented are totals for the UBS Global AM Business Group worldwide. The regional splitis based on the client servicing location. Source: UBS Global Asset Management Americas USD 263bn Asia Pacific USD 88bn EMEA USD 419bn USD 770 billion of invested assets as at 31 March 2008

SECTION 2 Municipal Fixed Income

7  Mission US-I • Seek to maximize after-tax total return, while minimizing volatility by delivering consistent, above-average returns • We view this as consistent with the Fund’s investment objective: to achieve a high level of current income that is exempt from federal income tax, consistent with the preservation of capital.

8  Philosophy • Discrepancies between market price and intrinsic value arise from market behavior and market structure providing opportunities to outperform • Teams of investment specialists working together deliver consistent results • We seek to maximize after-tax total return, while minimizing volatility by delivering consistent, above-average returns overvalued undervalued Price, Value Time Intrinsic Value Price Capitalize on inefficiencies in the municipal bond market to add value US-I

 Municipal investment process Disciplined top-down investment process Supported by extensive research Duration Sector Security Selection • Interest Rates • Yield Curve • Municipal/Taxables • Municipal Market • State Tax Exemption • Credit • Structure Disciplined, well-defined

Extensive research provides the information advantage Portfolio Manager Judgment Proprietary Credit Research Proprietary Market Research Economic Research Proprietary Quantitative Research

SECTION 3 Insured Municipal Income Fund

12  Insured Municipal Income Fund • Launched in June 1993 – Formerly known as PaineWebber Premier Insured Municipal Income Fund Inc. – NYSE: PIF • The Fund seeks to achieve a high level of current income that is exempt from federal income tax, consistent with the preservation of capital – Preservation of capital is part of the objective, albeit second to income – Under normal circumstances, the fund invests at least 80% of its net assets in insured municipal obligations, the income from which is exempt from regular federal income tax • The Fund seeks to follow a disciplined and diversified risk aware investment process – Taking advantage of the firm’s research capabilities, including credit and macro economic analysis – Seeking and capitalizing on inefficiencies in municipal bond markets across different sectors, maturities, bond structures, and issuers – Following a top-down investment process and bottom-up security selection process supported by extensive research – Portfolio construction takes into account duration, sectors, individual securities and overall risk level

13  Long term benefits of Insured Funds US-I We believe that the primary participants in most closed-end muni funds are high net worth and other retail investors. They seek high tax-exempt income with minimal principal risk. We feel that the biggest long-term risk to principal is the creditworthiness of the securities within a fixed income fund. This risk can be lowered by the insurance of these securities. Also, this insurance may give shareholders a greater comfort level. While the majority of the monoline insurance companies that have participated in insuring municipal bonds have been severely impacted by the recent credit crises (MBIA, Ambac, FGIC), others (1) have increased their market share (FSA, Assured Gty.), (2) have entered the market (Berkshire), or (3) have filed to enter (MacQuarie). The present market dynamics create both risks and opportunities for the future.

14  Board of Directors • The Fund’s Board is composed of six members • All Board members including the chairman, are completely independent of UBS Global AM • Five of the six directors meet the detailed and elaborate conditions imposed by the Investment Company Act of 1940 (“1940 Act”) for being “disinterested” Board members – These directors also meet the requirements for being disinterested under Maryland law, where the Fund was incorporated. One director is considered “interested” under the 1940 Act and Maryland law only because he is a senior advisor to Morgan Stanley, a brokerage firm that may conduct transactions with the Fund. He does not serve as a member of the Board’s Audit Committee or the Nominating and Corporate Governance Committee • The Board’s duties are to the Fund, not to UBS Global AM. The process by which directors are nominated to the Board is fully and completely in the hands of the disinterested directors.

Board of Directors - Bios

Name	Position	Principal occupation(s) during past 5 years
Meyer Feldberg	Director	Professor Feldberg is Dean Emeritus and Professor of Leadership and Ethics at Columbia Business School, although on an extended leave of absence. He is also a senior advisor to Morgan Stanley (financial services) (since March 2005). Professor Feldberg also serves as president of New York City Global Partners (an organization located in part of the Office of the Mayor of the City of New York that promotes interaction with other cities around the world) (since May 2007). Prior to July 2004, he was Dean and Professor of Leadership and Ethics of the Graduate School of Business at Columbia University (since 1989)
Richard Q. Armstrong	Director and Chairman of the Board of Directors	Mr. Armstrong is chairman and principal of R.Q.A. Enterprises (management consulting firm) (since April 1991 and principal occupation since March 1995)
Alan S. Bernikow	Director	Mr. Bernikow is retired. He was a consultant on non-management matters for the firm of Deloitte & Touche (international accounting and consulting firm) (from June 2003 until 2007). Previously, he was deputy chief executive officer at Deloitte & Touche
Richard R. Burt	Director	Mr. Burt is a senior advisor to McLarty Associates (a consulting firm) (since April 2007) and chairman of IEP Advisors (international investments and consulting firm). Prior to April 2007, he was chairman of Diligence Inc. (information and risk management firm)
Bernard H. Garil	Director	Mr. Garil is retired (since 2001). He was a managing director at PIMCO Advisory Services (from 1999 to 2001) where he served as president of closed-end funds and vice-president of the variable insurance product funds advised by OpCap Advisors (until 2001)
Heather R. Higgins	Director	Ms. Higgins is the president and director of The Randolph Foundation (charitable foundation) (since 1991). Ms. Higgins also serves on the boards of several non-profit charitable groups, including the Independent Women's Forum (chairman) and the Philanthropy Roundtable (vice chairman). She had also served on the board of the Hoover Institution (executive committee) (1995–2000 and 2001–2007)

UBS

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16  Elbridge (Ebby) T. Gerry, III Senior Portfolio Manager & Head of Municipal Investments Managing Director • As head of municipal investments, Ebby Gerry is in charge of all tax-free investments, including municipal money market funds, closed-end funds, and separate managed accounts platforms. • Prior to joining the firm in 1996, Ebby was employed at JP Morgan, where he began his career as a credit analyst in 1981. At JP Morgan, he was vice president in the global asset management group and co-managed the municipal department, which managed more than USD 5 billion in assets. He also served as the group’s investment strategist. His positions there included municipal bond institutional sales, municipal bond trading and underwriting, and fixed income trader. • Ebby chairs UBS Global AM’s US Municipal Bond Subcommittee and is a member of the Fixed Income Investment Committee. Years of investment industry experience: 27 Education: Colgate University (US), BA

 Years of investment industry experience: 17 Education: Siena College (US), BS Kevin P. McIntyre Senior Portfolio Manager Director • Kevin is a senior portfolio manager for the PWS/ACCESS/MAC portfolios and is primarily responsible of the day-to-day management of two closed-end municipal funds, and for the SMA Relationship Trust Fund Series M (open-end fund). • Kevin previously was the head of municipal trading for the team and had also assisted in the management of the municipal money market portfolios. • Prior to joining the firm, Kevin was director of trading operations at Prime Capital Services, overseeing all equity and fixed income trading. • Kevin is a member of UBS Global AM’s US Municipal Bond Subcommittee.

18  Portfolio Characteristics Historic Portfolio Statistics Characteristics 3/31/08 9/30/07 3/31/07 Weighted average maturity 14.9 yrs 16.7 yrs 15.7 yrs Weighted average modified duration 4.8 yrs 4.2 yrs 4.6 yrs Weighted average coupon 5.0% 5.1% 5.1% Insured securities 82.7% 80.7% 81.8% Weightings represent percentages of total investments as of the dates indicated. The Fund’s portfolio is actively managed and its composition will vary over time. Credit quality ratings shown are designated by Standard & Poor’s Rating Group, an independent rating agency. Top five states 3/31/08 9/30/07 3/31/07 California 20.7% California 30.3% California 31.7% Texas 14.0% New York 14.9% New York 10.6% Illinois 9.1% Florida 8.6% Florida 10.2% New York 8.6% Texas 7.4% Texas 8.2% Florida 7.5% South Carolina 6.3% South Carolina 6.4% TOTAL 59.9% Total 67.5% Total 67.1% Weightings represent percentages of total investments as of the dates indicated. The Fund’s portfolio is actively managed and its composition will vary over time.

Performance – 5 Year Total Return

Relative to Lipper Insured Muni Debt Funds (Leveraged) Funds



5 Year Risk/Return (NAV) as of May 2008
Total Return (Annualized)
0
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2
3
4
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6
2
4
6
8
10
12
Risk (Standard Deviation)
Source: Lipper
Peers
PIF
Median



5 Year Risk/Return (Market Price) as of May 2008
Total Return (Annualized)
0
1
2
3
4
5
6
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4
6
8
10
12
14
16
Risk (Standard Deviation)
Source: Lipper
Peers
PIF
Median

- Historically the Fund was managed more conservatively, focusing on higher quality credits and preservation of capital while being less aggressive in seeking outperformance relative to peers
- Responding to market changes, portfolio strategy had been further augmented to provide more flexibility and widen the opportunity set while still consistent with the Fund's overall investment objective

Past performance does not predict future performance. The return and value of an investment will fluctuate so that an investor's shares, when sold, may be worth more or less than their original cost. The fund's net asset value ("NAV") returns and market price returns assume that all dividends and other distributions, if any, were reinvested. Returns do no reflect the deduction of taxes that a shareholder could pay on Fund dividends and other distributions, if any, or the sale of Funds shares.

UBS

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20 Timeline of changes . The Fund’s Board of Directors and Global AM have a track record of implementing changes to seek to improve fund performance – Q4 2003: increased leverage from approximately 33% to 40% – Q4 2003: use of futures contracts to manage curve positioning – Q1 2005: allowed limited use of AMT bonds – such bonds carry slightly higher yields and greater investment universe opportunity, but income is subject to alternative minimum tax for certain investors – Q2 2005: Board approved policy change allowing ability to hold non-AAA investment grade as part of the 20% non-insured allotment (previously only AAA allowed) – Q3 2006: advisory fees waived on assets attributable to preferred share leverage, only charging on assets attributable to common shareholders - thus lowering total fund expenses (latest in history of fee waiver/reductions) – Board and UBS Global AM actively exploring options related to liquidity “freeze” for auction preferred shareholders – High priority to find solutions that address the needs of both common and auction preferred shareholders – we believe in the fund

21  Performance – 3 Year Total Return Relative to Lipper Insured Muni Debt Funds (Leveraged) Funds 3 Year Risk/Return (NAV) as of May 2008 (2) (1) 0 1 2 3 4 5 6 0 2 4 6 8 10 12 14 Risk (Standard Deviation) Total Return (Annualized) Peers PIF Median 3 Year Risk/Return (Market Price) as of May 2008 (2) (1) 0 1 2 3 4 5 6 2 4 6 8 10 12 14 16 18 Risk (Standard Deviation) Total Return (Annualized) Peers PIF Median . Implemented changes have positively contributed to Fund performance as well as its ability to deliver risk adjusted returns Source: Lipper Source: Lipper

22 Narrowing of the Fund Discount Source: Bloomberg

SECTION 4 Activist Shareholder

24  Bulldog’s Proposal . Bulldog Investors General Partnership (“BIGP”) has proposed to – Elect six directors proposed in its proxy statement: Phillip Goldstein Gerald Hellerman Rajeev Das Andrew Dakos Glenn Goodstein Steve Samuels – Recommend open-ending the Fund

25  Some problems with BIGP’s proposals . BIGP’s proposals were not validly submitted pursuant to the Fund’s Bylaws and will not, therefore, be submitted for consideration at the Annual Meeting. Nevertheless, without waiving compliance with the Bylaws, the Board has considered BIGP’s proposals and has concluded that they would not be in the best interests of the Fund . If BIGP’s proposal to open-end the Fund were implemented, the Fund would be far different from the investment selected by shareholders. Among other consequences, open-ending would result in much lower tax-exempt dividends than currently received. The Fund is not designed to operate as an open-end fund, and its levered structure, as well as many of its investment strategies, would not be appropriate for or available to an open-end fund. Open-ending the Fund would likely result in a significantly smaller fund with a higher expense ratio, fewer assets, lower returns and less investment flexibility.

26  Some benefits of a Closed-End Fund Structure . Stable pool of assets allows for more efficient management of the portfolio, thus increasing return potential to shareholders over time – Permits fuller investment of capital (no need to keep large allocations to cash to meet potential redemptions that might be unpredictable) – Reduces transaction expenses (associated with additional trading to meet subscriptions/redemptions) – Provides ability to purchase less liquid securities for potential realization of higher yield . Allows more effectively utilizing leverage to potentially enhance yield and return to shareholders – Closed-End Funds can leverage up to 50% with equity like leverage while open-end funds are significantly more limited . Buying and selling flexibility though stock exchange for common shareholders – Intraday trading NYSE liquidity and market price transparency – May offer opportunities to trade at a premium or a discount; e.g. if purchased at a discount, a closed-end may offer a higher yield than if purchased at net asset value and the potential to capture additional capital gains if the discount closes

27  Open End vs. Closed End Universe Analysis Comparison of Insured Municipal Funds in Lipper universe Total Return (NAV) Calendar Periods (through May 2008) Distribution Yield to NAV (rolled monthly though May 2008) Source: Lipper 3 4 5 6 7 8 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 We believe closed-end funds provide a flexible structure to more effectively manage a municipal securities portfolio by investing capital more fully and utilizing leverage. The data provided here argues that closed-end funds provide better performance and yield characteristic relative to open-end funds over the long term. Comparison of Lipper Closed-End and Open-End Universe for Insured Municipal Bonds funds: . Lipper Insured Muni Closed-End Funds outperformed Insured Muni Open-End Funds during 12 of the last 15 calendar year periods . Lipper Insured Muni Closed-End Funds historically out-yield Insured Muni-Open End Funds (10) (5) 0 5 10 15 20 25 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 Lipper Insured Muni Debt Funds (Leveraged) - closed end funds median Lipper Insured Municipal Debt Funds - open end funds median

SECTION 5 Municipal Team (Other members)

29  Fixed Income Muni team – Additional Members US-I Kimberley Frazier Associate Director Portfolio Manager/Trader Kimberley joined Global Asset Management in December 2002 as a municipal trader. She is currently the portfolio manager and trader for the PWS/ACCESS/MAC and long duration institutional bond portfolios as well as the SMArt fund. She began her career at Prudential Financial in 1998 in the investment management group. She worked as an assistant trader for the municipal bond funds and the private client accounts prior to joining UBS. During her tenure with Prudential she also worked in the risk management group as a portfolio analyst in support of the corporate, mortgage and government bond portfolio managers. Kimberly has a BA from Rutgers College and an MBA from Monmouth University. Dawn Zerillo Director Capability Manager Dawn is responsible for communicating and developing relationships with current and prospective clients across all channels, as well as product development. Prior to joining UBS, Dawn was a Vice President at M.D. Sass Investors Services, managing client service and marketing for a wide range of investment strategies, mostly fixed income. During her eight years at M.D. Sass, she was also an assistant portfolio manager for the firm’s diversified fund of hedge funds. She began her career at Alliance Capital Management. She has a BA from the State University of New York at Oneonta and an MBA in Finance/Investment Management from Pace University. Jennifer Groce Investment Assistant Jennifer is responsible for the daily maintenance of Global Asset Management’s Municipal PWS/ACCESS/MAC and Institutional bond portfolios. She also assists with the money market and closed-end funds. Jennifer joined Global Asset Management in 1998 as an administrator. Prior to that she spent 10 years in UIT Research as a Research Assistant at Dean Witter Reynolds.

30  Philip Tartaglia, CFA, CPA Director Portfolio Manager/Trader Phil has been with Global Asset Management since 2007. He leads the management of customized short duration and tax efficient/cross-over mandates and is integral to trading in the shorter duration securities across all accounts. Phil has almost 20 years of experience and was most recently the senior portfolio manager for 12 years at M.D. Sass Investors Services, at which Phil managed and traded all duration accounts and specialized on the customized short duration side and cross-over accounts. Prior to M.D. Sass, Phil worked at Continental Asset Management and New York Life Insurance Company. He holds a BS from Pace University. Fixed Income Muni team US-I Ryan Nugent Director Portfolio Manager/Trader Ryan heads the management of the RMA Tax-Free, California, New York, and New Jersey Money Market Funds as well as the UBS Select Tax-Free Funds. Ryan is integral in overall portfolio strategy and trade implementation across all accounts especially in the short duration and cross-over strategies. He has a BS in Finance from Seton Hall University.

31  Fixed Income Muni team US-I Brandon Kornhaber, CFA Associate Director Brandon joined the UBS Global Asset Management municipal credit department in January 2004. He has almost ten years of diverse industry experience. Most recently, he was a trader for the taxable money market team, responsible for the daily generation and execution of the investment strategy for several taxable 2a-7 funds. He started with UBS Global Asset Management in the risk management group in July 1998. He earned a BS in finance from the State University of New York at Albany. Lisa DiPaolo Associate Director Lisa is responsible for the analysis of tax-free fixed income securities. She covers all sectors for 2a-7 tax-free money market securities. She also contributes to the analysis of numerous sectors for the group’s two closed-end funds. She is responsible for maintaining all lists and files for 2a-7 tax-free funds and for the long-term funds. Lisa additionally is responsible for the review and analysis of the monoline insurers. Lisa holds a BA in Accounting from King’s College and an MBA from LeMoyne College. William W. Veronda, CFA Executive Director Bill joined UBS Global Asset Management in 1995. He has 31 years of experience in corporate, municipal and asset-backed research as well as portfolio management. He was with the Invesco Funds Group for over ten years prior to joining UBS Global Asset Management. He began his career as a fixed-income analyst with the Liberty Mutual Insurance Company in Boston, MA. Bill has a B.S. in Economics from the Wharton School of the University of Pennsylvania. Credit Research

32 Thank you for allowing us to make this presentation. Third party information contained in this report has been obtained from reputable sources and is believed by UBS Global AM to be reliable. However, UBS Global AM cannot guarantee or be responsible for accuracy of reliability of such information. June 30, 2008

UBS Global Asset Management
(Americas) Inc.
51 West 52nd Street
New York, NY 10019
Tel. 888-793 8637

Closed-End Funds Desk

www.ubs.com

Media Release

For immediate release

INVESTMENT GRADE MUNICIPAL INCOME FUND INC. AND INSURED MUNICIPAL INCOME FUND INC. ANNOUNCE BOARD APPROVAL TO PROCEED WITH EXPLORING THE ISSUANCE OF A NEW FORM OF LEVERAGE AND PARTIAL REDEMPTION OF AUCTION PREFERRED SHARES

Contact: UBS Global Asset Management Closed-End Funds Desk, 888-793 8637

New York, June 24, 2008 — The Board of Directors of each of Investment Grade Municipal Income Fund Inc. (NYSE: PPM) and Insured Municipal Income Fund Inc. (NYSE: PIF) (the “Funds”), each a registered closed-end investment company, is aware that the recent failures of auction preferred shares (APS) auctions have resulted in a loss of liquidity for APS holders, and has increased the cost of leverage for the Funds.  The Board of Directors has discussed with the Funds’ investment adviser, UBS Global Asset Management (Americas) Inc. (the “Investment Adviser”), possible actions that could help resolve this situation in a manner that is in the best interest of the Funds and all of the Funds’ shareholders.  In light of the ongoing failure of APS auctions, the Board believes that it is appropriate to explore alternative sources of leverage in addition to solutions directly related to APS for the Funds. Further to this, the Board has asked the Investment Adviser to determine whether tender option bond (TOBs) could provide an alternative source of leverage that could enable the Funds to redeem a portion of the APS.

With respect to this last point, the Board of Directors of each Fund has authorized the Investment Adviser to enter into discussions with one or more investment banks or other firms to establish the terms on which the Funds could use TOBs as a source of leverage.  If successful, the use of TOBs could enable each Fund to redeem a portion of one or more series of that Fund’s APS.

A TOB transaction typically would be structured as follows: a Fund would sell a high quality municipal bond in its portfolio to a broker-dealer, which would then deposit that bond into a trust or a similar special purpose vehicle.  The trust would then issue two tranches of securities—short-term floating rate notes, or “floaters,” and inverse floating rate certificates, or “inverse floaters.”  The interest on the floaters and the inverse floaters, as well as costs incurred by the trust, would be paid by the trust from the interest it receives on the underlying municipal bond.

Floaters would be issued at par and pay tax-free variable rates, reset weekly.  The interest rates payable on inverse floaters would move in the opposite direction from the rates payable on the floaters.  For the municipal bond sold, the Fund would receive the inverse floaters and an amount of cash that would be used to redeem a portion of one or more series of the Fund’s APS and be used for investment purposes. By holding the inverse floaters, the Fund would continue to receive the interest on the underlying municipal bond in excess of the interest paid by the trust to the floaters’ holders and the fees associated with the transaction.

The ability of a Fund to finalize and implement a TOB program will require that the Board ultimately approve the terms of the arrangement.  The use of TOBs by the Fund for investment purposes presents certain risks, including leverage risks (which are in many ways comparable to the leverage risk presented by the current use of APS), interest rate risk (a rise in short-term rates could result in an increase of the interest payable on the floaters and a corresponding decrease in the interest payable on the inverse floaters held by the Fund) and market risk (the risk that participants may not  be interested in purchasing or continuing to hold the floaters issued by the trust).

In addition to final Board approval, the implementation of this approval is subject to certain conditions, including: the availability of experienced service providers, such as liquidity providers for the TOB program; market conditions under which TOBs will result in leverage at a reasonable price; and the use of TOBs remaining appropriate in light of other sources of possible leverage.  Consequently, while the Board has authorized the Investment Adviser to commence negotiation of the terms of a TOB program, the implementation of such a program, and the redemption of a portion of the APS, will take time.  Any implementation of a redemption of APS would occur only after a notice containing details about the redemption would have been issued, and the redemption would be effected on a pro rata basis in accordance with each Fund’s governing documents.

We recognize shareholders’ concerns regarding the ongoing issues relating to the failed APS auctions and the resulting loss of liquidity for preferred shareholders. While the use of TOBs in the Funds could provide a partial solution towards restoring liquidity, the Board and the Investment Adviser are also evaluating other alternatives, including the possibility of restructuring APS in a manner that would make the APS eligible for investment by money market funds.  Recent regulatory developments have made this latter option more attractive to the Funds, and the Board has asked the Investment Adviser to explore whether this might present a viable long-term solution to APS liquidity issues.

FORWARD LOOKING STATEMENTS

Certain statements made above may be forward-looking statements.  Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors.  The Investment Adviser and the Funds, and their affiliates, undertake no responsibility to update publicly or revise any forward-looking statements.  The inclusion of any statement in this release does not constitute an admission that the events or circumstances described in such statement are material.

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